                                                                      EXHIBIT 10



                              [CHEMFIRST INC. LOGO]


                            BENEFITS RESTORATION PLAN


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                                 CHEMFIRST INC.
                            BENEFITS RESTORATION PLAN
                                    PREAMBLE


The purpose of the CHEMFIRST INC. BENEFITS RESTORATION PLAN (the "Plan") is to restore maximum retirement benefit levels to select members of management and key employees which are restricted by provisions of the Internal Revenue Code of 1986, as amended (the "Code").

The Benefits Restoration Plan is a non-qualified salary deferral and retirement supplement plan made possible by ERISA (Employee Retirement Income Security Act of 1974).

This Plan is designed to provide retirement benefits and salary deferral opportunities because of the following limitations imposed by the Code on the Retirement Plan for Employees of ChemFirst Inc. (the "Retirement Plan") and the ChemFirst Inc. 401(k) Savings and Employee Stock Ownership Plan and Trust (the "401(k) Plan"):

o The "Section 415 Limits" restrict the benefits payable to certain participants in the Retirement Plan.

o The "Section 401 Limits" restrict employee contributions to the 401k Plan that results in reduced benefits and, for some employees, forfeiture of a portion of the Company's matching contribution.

o The "Section 401(a)(17) Limits" specify a maximum amount of employee compensation that can be taken into account for determining qualified retirement plan benefits.

o Income deferred by an employee under the terms of this Plan reduces the amount of compensation that would otherwise be taken into account in determining benefits under the Company's Retirement Plan.



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                                TABLE OF CONTENTS


ARTICLE
-------

I.       Title and Effective Date                                               4

II.      Definitions and Construction of Plan Document                          5

III.     Participation                                                          8

IV.      Deferral of Compensation                                               9

V.       401k Restoration Account and Crediting                                 11

VI.      ESOP Restoration Account and Crediting                                 12

VII.     Retirement Restoration Account and Crediting                           13

VIII.    Distribution                                                           14

IX.      Hardship Distributions                                                 16

X.       Beneficiary                                                            17

XI.      Administration of Plan                                                 18

XII.     Claims Procedure                                                       19

XIII.    Nature of Company's Obligation                                         20

XIV.     Miscellaneous                                                          21

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                                    ARTICLE I
                            TITLE AND EFFECTIVE DATE

         Section 1.01 Title. This Plan shall be known as the ChemFirst Inc. Benefits Restoration Plan (hereinafter referred to as the "Plan").

         Section 1.02 Effective Date. The effective date of this amended and restated Plan document is May 21, 2002. The Plan was previously amended and restated effective October 1, 2000 and January 1, 2002. The Plan was originally effective March 1, 1989.

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                                   ARTICLE II
                DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT

         As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

         Section 2.01 Beneficiary. "Beneficiary" shall mean the person or persons or the estate of a Participant entitled to receive any benefits under this Plan.

         Section 2.02 Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Company.

         Section 2.03 Bookkeeping Account. A "Bookkeeping Account" will be established as a bookkeeping record for each Participant of this Plan and may, at the discretion of the Committee, include one or more sub-accounts to reflect amounts credited to a Participant under the various terms of this Plan.

         Section 2.04 Change in Control. "Change in Control" shall mean a Change in Control of a nature that would be required to be reported, by persons or entities subject to the reporting requirements of Section 14(a) of the Securities Exchange Act of 1934 in response to item 5(f) of Schedule 14A of Regulation 14(a) as in effect on the date hereof; or successor provisions thereto provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any 'person' or 'group' (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), is or becomes the 'beneficial owner' (as defined in Rule (d)-3 issued under the Securities Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; or, if, (2) at any time during any period of two consecutive Plan Years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least the majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of such two-year period.

         Section 2.05 Committee. "Committee" means the Compensation Committee of the Board of Directors (or its designee) which, along with the Board of Directors, shall manage and administer the Plan. Hereinafter, all references to "Committee" are deemed to refer to the Board of Directors if the Board of Directors is administering the aspect of the Plan to which the reference relates.

         Section 2.06 Company. "Company" shall mean ChemFirst Inc., its successors, any subsidiary or affiliated organizations authorized by the Board of Directors of ChemFirst Inc. or the Committee to participate in this Plan with respect to their Participants, and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

         Section 2.07 Equity Index Fund. "Equity Index Fund" shall mean that portion of the Bookkeeping Account which, at the Participant's election, is invested in accordance with the terms of Article V hereof.

         Section 2.08 Deferral Agreement. "Deferral Agreement" means the written form which is submitted to the Named Fiduciary before the relevant Election Date which indicates whether the

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Executive or Participant wishes to defer a portion of his compensation, indicates the portion of salary to be deferred and designates how the deferred amounts shall be invested within the Plan. No Deferral Agreement shall be effective until acknowledged by the Company.

         Section 2.09 Deferred Compensation. "Deferred Compensation" means the portion of a Participant's salary for any Plan Year, or part thereof, that has been deferred pursuant to the Plan.

         Section 2.10 Election Date. The "Election Date" is the date established by this Plan as the date before which an Executive must submit a valid Deferral Agreement to the Committee. The Election Dates are as follows: (a) 30 days after adoption of the Plan for employees who are eligible to participate at the time the Plan is adopted, (b) 30 days after a newly eligible employee is notified of his right to participate in the Plan, (c) December 31 of any calendar year for elections to increase salary deferrals and share unit conversions to be effected in the next calendar year, or (d) any other date selected by the Committee provided that any election to increase salary deferrals shall not become effective until the first day of the payroll period following the election.

         Section 2.11 Election Period. An "Election Period" is a calendar year unless otherwise specified by the Committee.

         Section 2.12 Executive. "Executive" shall mean any member of management (including Chairman of the Board) or any highly compensated employee, as defined in the Company's 401(k) Plan, who is eligible to participate in the Company's Retirement Plan or 401(k) Plan.

         Section 2.13 FMV. "FMV" or Fair Market Value, shall mean the average of the high and low price of a share of ChemFirst Inc. common stock on a given date.

         Section 2.14 401(k) Plan. "401(k) Plan" shall mean the ChemFirst Inc. 401(k) Savings and Employee Stock Ownership Plan.

         Section 2.15 Named Fiduciary. "Named Fiduciary", for purposes of the claims procedure of this Plan, shall mean the Company's chief human resources officer and/or chief financial officer as designated by the Committee.

         Section 2.16 Participant. "Participant" means an Executive who is participating in the Plan. "Active Participant" means an Executive who is active in the management of the Company.

         Section 2.17 Retirement Plan. "Retirement Plan" shall mean the Retirement Plan for Employees of ChemFirst Inc., a qualified defined benefit retirement plan.

         Section 2.18 Plan. "Plan" means the ChemFirst Inc. Benefits Restoration Plan, as described in this instrument, as amended from time to time.

         Section 2.19 Plan Year. The "Plan Year" is the same as the calendar year.

         Section 2.20 Retirement. "Retirement" means a Participant's Retirement as provided under the terms of the Retirement Plan.

         Section 2.21 Share Unit. "Share Unit" means a phantom share of stock which, for purposes of valuing a participant's account, hereunder, shall have a value equal to the Fair Market Value of a share of the Company's common stock as traded on the New York Stock Exchange ("CEM Common Stock") on a given date and shall be subject to the same dividend earnings and market value adjustments as apply to a share of CEM Common Stock.

         Section 2.22 Share Unit FMV. "Share Unit FMV" is the same as Fair Market Value.

         Section 2.23 Share Unit Fund. "Share Unit Fund" shall mean the sub-account of each Participant's Bookkeeping Account established and invested, at the Participant's election, in Share Units in accordance with the terms of
Article V hereof.

         Section 2.24 Termination of Service. "Termination of Service" or similar expression means the termination of the Participant's employment as a regular employee of the Company and any division, subsidiary or affiliate thereof, other than Retirement.

         Section 2.25 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

         Section 2.26 Titles. Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.

         Section 2.27 Composite Return Fund. "Composite Return Fund" shall mean that portion of the Bookkeeping Account prior to October 1, 2000 which, at the Participant's election, was invested with interest equal to the preceding monthly composite yield (net of investment advisory fees and expressed as a percent) of the ChemFirst Inc. Employee's 401(k) Plan Short Term Stability Fund, Mid Term Balanced Fund, and Long Term Growth fund as reported by the Plan's Trustee.

                                   ARTICLE III
                                  PARTICIPATION


         Section 3.01 Eligibility. Eligibility for participation in this Plan shall be determined by the Committee, in its sole discretion, on an individual basis, but no Executive shall be selected for participation in this Plan unless
(a) he qualifies as a member of a select group of management or highly compensated employees of the Company and (b) his total contribution or accrued benefit to either the 401(k) Plan or the Retirement Plan is limited by the qualification provisions of the Code or because he receives compensation from the Company, or a subsidiary thereof, that is not eligible for consideration by the Retirement Plan or the 401(k) Plan.

         Section 3.02 Participation. An Executive, after having been selected for participation by the Committee, shall as a condition to deferring a portion of his salary under the terms of this Plan, complete and return to the Committee a duly executed Deferral Agreement. A Participant who is eligible to receive a retirement benefit from the Plan shall be provided a copy of a duly executed Plan Acceptance.

                                   ARTICLE IV
                            DEFERRAL OF COMPENSATION


         Section 4.01 Salary Deferral. Each Participant in the Plan may have a percentage of his salary (determined without regard to any tax deferred contributions under this Plan, the 401(k) Plan or salary reductions on account of compensation received as an independent contractor for a subsidiary of the Company) deferred in accordance with the terms and conditions of this Plan. The salary to be so deferred under this section shall be the excess of the deferral election made by the Participant under the 401(k) Plan over the deferral actually made to the 401(k) Plan as limited by Code Sections 401(a)(17), 401(k), 402(g) and 415. The specific amount shall be determined each Plan Year by the Committee after a review of contributions eligible to be made to the Company's 401(k) Plan by the Participant.

         Section 4.02 Company Matching Contribution. With respect to amounts deferred under Section 4.01, the company shall add to the applicable sub-account an amount equal to the difference of the amounts described in 4.02(a) and 4.02(b) as follows:

                  Section 4.02(a). The amount equal to the matching contribution the Company would have made to the 401(k) Plan if the Participant had made a contribution to that Plan in an amount equal to the amount deferred under Section 4.01 without regard to the limitations imposed by the Code; provided, however, that notwithstanding the definition of "Compensation" under the terms of the 401(k) Plan or any other provision of this Plan, no portion of the Participant's contribution under Section 4.01 attributable to severance or termination pay or any other form of compensation or bonus paid in connection with the Participant's separation from employment with the Company shall be eligible for a matching contribution.

                  Section 4.02(b). The amount equal to the Company's actual matching contribution to the 401(k) plan for such Plan Year.

         Section 4.03 Deferral Agreement. An eligible Executive desiring to participate in the Plan must submit his written Deferral Agreement to the Named Fiduciary on or before the applicable Election date. Valid Deferral Agreements filed by the applicable Election Date as provided in Section 2.10 (a) or (b) shall cause compensation to be deferred in the Plan Year in which such Agreement is made. Deferral Agreements entered into under the conditions of 2.10(c) shall cause compensation to be deferred beginning January 1 of the next Plan Year.

         Section 4.04 No Deferral Without Agreement. A Participant who has not submitted a valid Deferral Agreement to the Named Fiduciary before the relevant Election Date may not defer any compensation for the applicable Plan Year under this Plan.

         Section 4.05 Duration of Deferral Agreement. Deferral Agreement elections regarding deferral of salary to be earned in the future remain in effect until revoked or modified by the filing of a new Deferral Agreement.

         Section 4.06 Revocation or Reduction of Deferral. Future deferrals of salary may be stopped or reduced at any time by filing a new Deferral Agreement. Such revocation or reduction will be effective as soon as it is administratively possible for the Company to make such change.

         Section 4.07 Increase of Deferrals. A new Deferral Agreement must be filed under the terms of Section 2.10(c) if the Participant wishes to increase the amount of his future salary to be deferred. Such an election becomes effective on January 1 of the next Plan Year.

                                    ARTICLE V
                    401(k) RESTORATION ACCOUNT AND CREDITING


         Section 5.01 Bookkeeping Account. Salary deferred by a Participant under a written Deferral Agreement and Company matching contributions shall be credited in a dollar amount to the applicable sub-account in the Participant's Bookkeeping Account.

         Section 5.02 Allocation of Contributions and Earnings. Salary deferred and matching Company contributions, plus an amount equal to the Participant's deemed earnings on amounts invested in the Participant's Equity Index Fund, shall be credited to the sub-account on a quarterly basis.

         Section 5.03 Determination of Equity Index Fund Crediting Rate. Effective October 1, 2000, salary deferrals and matching Company contributions in the Participant's Equity Index Fund shall be credited (or debited) with earnings before and after distributions commence with an amount equal to the preceding monthly yield (net of investment fees and expressed as a percent) of the Spartan(R) US Equity Index Fund as reported by the Plan's Trustee, or a substantially similar investment fund selected by the Committee and designated in writing. If a substantially similar fund is selected by the Committee, the accounts will be credited with the earnings attributable to the replacement fund on a prospective basis. Prior to October 1, 2000, salary deferrals and matching Company contributions of the Participant's Bookkeeping Account were credited (or debited) with interest in the Composite Return Fund as defined in Section 2.27. Salary deferred and Company matching contributions shall be deemed so invested on the date the amounts deferred are credited to the Bookkeeping Account.

         Section 5.04 Share Unit Purchases. Prior to each Election Date, Active Participants have the option of converting any portion of their Equity Index Fund and/or future deferrals and Company matching contributions into Share Units. Share Units purchased through conversions of portions of the Equity Index Fund, future deferrals and Company matching contributions will be priced at eighty-five percent (85%) of FMV on the date of valuation ("Share Unit Price Valuation Date"). The Share Unit Price Valuation Date shall be the date on which the investment election is effective. Except for elections to decrease the amount of future salary deferrals to be invested in Share Units, which elections shall be effective as soon as administratively possible, all Share Unit conversion elections hereunder shall be effective on the first business day of the immediately following Plan Year. Except for elections from time to time to decrease the amount of future salary deferrals to be invested in Share Units, all Share Unit Conversion elections shall be made during the month of December preceding the Plan Year for which such elections shall be effective, but in no event later than December 31 of the Plan Year preceding the Plan Year during which such elections shall become effective. A Participant's Share Unit Fund shall be credited with additional Share Units equal in value (based on the FMV of a Share Unit on the applicable dividend record date) to the amount of cash dividends said participant would have received had he owned one (1) share of the Company's Common Stock for each Share Unit credited to such Participant's Share Unit Fund on each dividend record date during the time such Participant is participating in the Plan. A Participant's Share Unit Fund will at no time be credited with interest.

                                   ARTICLE VI
                     ESOP RESTORATION ACCOUNT AND CREDITING


         Section 6.01 Bookkeeping Account. ESOP restoration contributions shall be credited in a dollar amount to the applicable sub-account of each Participant's Bookkeeping Account. The contribution shall equal the amount of the contribution that would have been made to the employee stock ownership portion of the 401(k) Plan except for the limits imposed by Code Sections 401(a)(17) and 415.

         Section 6.02 Contribution Crediting. ESOP restoration contributions shall be credited to the Bookkeeping Account's applicable sub-account on the same day of the same quarter in which the qualified ESOP contribution is credited to the Participant's qualified ESOP account. All ESOP Restoration Contributions will be invested entirely in Share Units. Share Units purchased with ESOP Restoration Contributions will be priced at 100% of FMV as of the first trading day of the applicable Election Period. A Participant's Share Unit Fund shall be credited with additional Share Units equal in value (based on the FMV of a Share Unit on the applicable dividend record date) to the amount of cash dividends said Participant would have received had he owned one (1) share of the Company's Common Stock for each Share Unit credited to such Participant's Share Unit Fund on each dividend record date during the time such Participant is participating in the Plan. Dividends credited on Share Units will be automatically reinvested in additional Share Units purchased at FMV on the dividend reinvestment date.

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                                   ARTICLE VII
                  RETIREMENT RESTORATION ACCOUNT AND CREDITING


         Section 7.01 Retirement Benefit. An Executive shall be entitled to a retirement benefit under this Plan if benefits from the Retirement Plan are less than such benefits would have been if the Section 415 limits did not apply, and the definition of "Compensation" in the Retirement Plan did not exclude amounts deferred by the Executive under this Plan or any other non-qualified deferred compensation plan maintained by the Company, and/or for years beginning with 1989, compensation in excess of the Section 401(a)(17) Limit except that, notwithstanding the definition of "Compensation" under the terms of the Retirement Plan and any provision under this Plan to the contrary notwithstanding, severance or termination pay or any other form of compensation or bonus paid in connection with a Participant's separation from employment with the Company, shall not be taken into account in calculating a Participant's retirement benefit under this Plan. The foregoing shall be applicable to any Participant who separates from the employment of the Company on or after May 21, 2002 (the "Effective Date").

         Section 7.02 Bookkeeping Account. Retirement restoration contributions shall be credited in a dollar amount to a sub-account in each Participant's Bookkeeping Account. The initial amount credited to the Participant's account as of December 31, 1996 is the present value of the Participant's Retirement restoration accrued benefit on that date. Thereafter, each Participant's account will be credited with a Company contribution as of the last day of the Retirement Plan's plan year in an amount equal to the present value of the additional benefit accrual for the plan year in excess of the accrual permitted by Code Sections 415 and 401(a)(17) and applicable limits as described in
Section 7.01. The present value is calculated based on the "actuarial equivalent" rate and mortality table used by the Retirement Plan.

         Section 7.03 Share Unit Purchases. Prior to each Election Date, Active Participants have the option of converting any portion of their Retirement Fund and/or future annual Company contributions into Share Units. Share Units purchased with existing Retirement Funds and future Company matching contributions will be priced at eighty-five percent (85%) of FMV on the date of valuation ("Share Unit Price Valuation Date"). The Share Unit Price Valuation date shall be the date on which the investment election is effective. Except for elections to decrease the amount of future salary deferrals to be invested in Share Units, which elections shall be effective as soon as administratively possible, all Share Unit Conversion elections hereunder shall be effective on the first business day of the immediately following Plan Year. A Participant's Share Unit Fund shall be credited with additional Share Units equal in value (based on the FMV of a Share Unit on the applicable dividend record date) to the amount of cash dividends said Participant would have received had he owned one
(1) share of the Company's Common Stock for each Share unit credited to such Participant's Share Unit Fund on each dividend record date during the time such Participant is participating in the Plan.

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                                  ARTICLE VIII
                                  DISTRIBUTION


         Section 8.01 Distribution of Account Balance. Distribution of the value of a Participant's Bookkeeping Account balance shall be made according to the terms of the Participant's Deferral Agreement and this Plan. An election made by a Participant with respect to the form or timing of the payment of his benefit shall not be effective until the first day of the next Plan Year and may not be revoked or modified at any time thereafter, without the consent of the Company, in its absolute discretion.

         Section 8.02 Nonforfeitable Right to Employee Contributions. The Participant shall have a nonforfeitable right to the value of his Bookkeeping Account attributable to his contributions under Section 4.01 of Article IV hereof plus interest where applicable under the terms of this Plan.

         Section 8.03 Vesting of Company Contributions. The Participant shall vest in any Company contributions plus earnings thereon as provided under the terms of the vesting schedule of the applicable qualified Plan.

         Section 8.04 Loans. No loans to Participants of amounts in a Participant's Bookkeeping shall be permitted.

         Section 8.05 Distribution of Equity Index Fund. Distributions of a Participant's Equity Index Fund shall be made in cash and in any form permitted under the terms of the Deferral Agreement.

         Section 8.06 Distribution of Share Unit Fund. Distributions of a Participant's Share Unit Fund shall be made in cash or CEM Common Stock (provided any required shareholder approval of payment in the form of CEM Common Stock is obtained) at the discretion of the Committee, and in any form permitted under the terms of the Deferral Agreement.

         In the case of voluntary resignation or retirement, if the Participant elects a lump-sum pay out, all Share Units acquired through a "conversion" of account balances which occurs within two (2) years prior to the due date of the lump-sum pay out will not be eligible for the fifteen percent (15%) discount. Notwithstanding the foregoing sentence, Share Units purchased pursuant to salary deferral contributions within two years of voluntary resignation or retirement will be eligible for the fifteen percent (15%) discount, even if the participant elects to receive a lump sum pay out. Further, if a participant elects to receive his benefit pay out in annual installments, he will be entitled to the fifteen percent (15%) discount on all Share Unit conversions of existing assets, even those conversions occurring within two years of voluntary resignation or retirement.

         Section 8.07 Distribution of Retirement Fund. Distribution of a Participant's Retirement Fund shall be paid in cash and any form permitted under the terms of the qualified Retirement Plan.

         Section 8.08 Withholding for Taxes. The Company shall be entitled to withhold from payments due under the Plan any and all taxes of any nature required by any government to be withheld from compensation paid to employees.

         Section 8.09 Pay Out of Account Balances. In the case of lump sum pay out of account balance, for purposes of determining the amount of such lump sum pay out, each share invested in the Equity Index Fund will be valued at the FMV (closing market price) of a share of the Spartan(R) Equity Index Fund, or other similar fund as specified in Section 5.03 hereof, on the first business and trading day of the Plan Year during which the lump sum payment is to be made. Each Share Unit in the Share Unit Fund will be valued at the FMV of a share of CEM Common Stock on the first business and trading day of the Plan Year during which the lump sum payment is to be made. The lump sum payment will be made in the year following the termination event.

Installment payments shall be calculated as follows:

         (i). The number of Shares in the Equity Index Fund and/or the number of Share Units in the Share Unit Fund as of the December 31 of the year of termination will be divided by ten, respectively. The quotient shall hereinafter be referred to as the "Share Quotient".

         (ii). The Share Unit Portion of each installment payment shall be for an amount equal to the Share Quotient times the FMV of a share of CEM Common Stock on the first business and trading day of the Plan Year during which said installment is to be paid. The Equity Index Portion of each installment payment shall be for an amount equal to the Share Quotient times the FMV (closing market price) of a share of the Spartan(R) US Equity Index Fund on the first business and trading day of the Plan Year during which said installment is to be paid. After each such installment payment, an amount of Shares and/or Share Units equal to the Share Quotient shall be deducted from the payment to recipient's respective fund(s). Payment amounts will fluctuate annually according to variations in the CEM Common Stock and Spartan(R) US Equity Index Fund market price from one payment date to the next. Share Units credited to the Participant's Share Unit Fund and/or Shares credited to the Participant's Equity Index Fund subsequent to December 31 of the year of termination on account of dividend credits shall be accumulated and added to the Share Quotient which applies to the final installment payment to which the Participant is entitled.

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                                   ARTICLE IX
                             HARDSHIP DISTRIBUTIONS


         Section 9.01 Hardship. At the request of a Participant before or after the Participant's Retirement or Termination of Service, or at the request of the Participant's Beneficiary after the Participant's death, the Plan Committee may, in its sole discretion, accelerate and pay all or part of the value of a Participant's Bookkeeping Accounts due under this Plan. Accelerated distributions at the request of the Participant or a Participant's Beneficiary may be allowed only in the event of a financial emergency beyond the Participant's or Beneficiary's control due to unforeseeable circumstances and only if disallowance of a distribution would create a severe hardship for the Participant or Beneficiary. An accelerated distribution must be limited to only that amount necessary to relieve the financial emergency.

Hardship distributions can be made from any of the Participant's investment funds. In the case of a hardship withdrawal where Equity Index Shares and/or Share Units are being exchanged for cash, the Shares and/or Share Units will be valued at FMV as of the date the Committee approved the hardship withdrawal. Any Retirement funds withdrawn will be valued based on the same actuarial calculation used by the qualified retirement plan for lump-sum payouts.

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                                    ARTICLE X
                                   BENEFICIARY


         Section 10.01 Beneficiary Designation. A Participant shall designate his Beneficiary to receive benefits under the Plan by completing a Beneficiary designation form. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a change of Beneficiary form. However, no change of Beneficiary shall be effective until acknowledged in writing by the Company.

         Section 10.02 Proper Beneficiary. If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the company from all further obligations with respect to that payment.

         Section 10.03 Minor or Incompetent Beneficiary. In making any payments to or from the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion may make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent. Or, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Committee nor the company shall have any responsibility to see to the proper application of any payments so made.

                                   ARTICLE XI
                           ADMINISTRATION OF THE PLAN


         Section 11.01 Majority Vote. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

         Section 11.02 Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the company and all persons having or claiming to have any right or interest in or under the Plan.

         Section 11.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

         Section 11.04 Indemnification and Exculpation. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

         Section 11.05 Expenses. The expenses of administering the Plan shall be borne by the Company.

                                   ARTICLE XII
                                CLAIMS PROCEDURE


         Section 12.01 Written Claim. Retirement benefits and the value of a Participant's Bookkeeping Account shall be paid in accordance with the provisions of the agreement and any applicable Deferral Agreement. The Participant, or a designated recipient or any other person claiming through the Participant shall make a written request for benefits under this agreement. This written claim shall be mailed or delivered to the Manager of Employee Benefits and shall be reviewed by the Names Fiduciary or his delegate.

         Section 12.02 Denied Claim. If the claim is denied, in full or in part, the Named Fiduciary shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

         Section 12.03 Review Procedure. If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Named Fiduciary in writing within sixty (60) days after receipt of the written notice of denial (a claim shall be deemed denied if the Named Fiduciary does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant or his Beneficiary may request a review of the Plan Document or their pertinent documents with regard to the employee benefit plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

         Section 12.04 Committee Review. The decision on the review of the denial claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if a hearing is not held) or within sixty
(60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.

                                  ARTICLE XIII
                         NATURE OF COMPANY'S OBLIGATION


         Section 13.01 Company's Obligation. The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.

         Section 13.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company and Participants and their beneficiaries shall have only the rights of general creditors of the Company.

                                   ARTICLE XIV
                                  MISCELLANEOUS


         Section 14.01 Written Notice. Any notice which shall be or may be given under the Plan or a Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company at P. O. Box 1249, Jackson, Mississippi 39215-1249, marked for the attention of the Manager of Human Resources of the Company or if notice to a Participant, addressed to the address shown on such Participant's Deferral Agreement.

         Section 14.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

         Section 14.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon an Executive, his Beneficiary, assigns, heirs, executors and administrators.

         Section 14.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or part, at any time. This right includes the right to make retroactive amendments. However, no Company action under this right shall reduce the Bookkeeping Account of any Participant or his Beneficiary. In the event of a Change of Control, the Plan cannot be modified, amended or terminated without the written consent of all Beneficiaries in payment status and Participants.

         Section 14.05 Nontransferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

         Section 14.06 Legal Fees. All reasonable legal fees incurred by any Participant (or former Participant) or Beneficiary to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under this Plan.

         Section 14.07 Acceleration of Payment. The Company reserves the right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant. For the purpose of establishing fund value on the date of the accelerated payment, the Plan will use the same calculations used in the case of a hardship withdrawal as described under
Section 9.01.

         Section 14.08 Applicable Law. This Plan shall be governed by the laws of the state of Mississippi.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this ____________ day of ___________, 2002, effective as of the 21st day of May, 2002.



                                             CHEMFIRST INC.



                                             By:
                                                    ----------------------------

                                             Title:
                                                    ----------------------------



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